Filed Pursuant to Rule 433

Registration No. 333-209718

Final Term Sheet

September 6, 2018

£750,000,000

AT&T Inc.

£750,000,000 2.900% GLOBAL NOTES DUE 2026

ISSUER:	AT&T Inc. (“AT&T”)

TITLE OF SECURITIES:	2.900% Global Notes due 2026 (the “Notes”)

TRADE DATE:	September 6, 2018

SETTLEMENT DATE (T+3):	September 11, 2018

MATURITY DATE:	December 4, 2026

AGGREGATE PRINCIPAL AMOUNT OFFERED:	£750,000,000

REFERENCE GOVERNMENT SECURITY:	GBP 1.50% due July 22, 2026

REFERENCE GOVERNMENT PRICE/RATE:	102.076 / 1.223%

REOFFER SPREAD TO GOVERNMENT SECURITY:	+170 bps

PRICE TO PUBLIC (ISSUE PRICE):	99.687%

SEMI-ANNUAL REOFFER YIELD:	2.923%

ANNUAL REOFFER YIELD:	2.944%

FEES:	36 bps

PRICE TO AT&T:	99.327%

NET PROCEEDS:	£744,952,500

USE OF PROCEEDS:	General corporate purposes.

UNDERWRITERS’ REIMBURSEMENT OF AT&T’S EXPENSES:	Underwriters to reimburse $420,000 of AT&T’s expenses.

INTEREST RATE:	2.900% per annum

INTEREST PAYMENT DATE:	Annually on December 4, commencing on December 4, 2018 (short first coupon).

DENOMINATIONS:	Minimum of £100,000 and integral multiples of £1,000 in excess thereof.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

OPTIONAL REDEMPTION BY AT&T:	The Notes may be redeemed at any time prior to September 4, 2026, as a whole or in part, at the option of AT&T, at any time and from time to time on at least 30 days’, but not more than 60 days’, prior notice at a make-whole call equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the sum of the Treasury Rate plus 25 basis points, calculated by AT&T. The Notes may be redeemed at any time on or after September 4, 2026, as a whole or in part, at the option of AT&T, at any time and from time to time on at least 30 days’, but not more than 60 days’, prior notice at a redemption price equal to 100% of the principal amount of the Notes to be redeemed. In each case, accrued but unpaid interest will be payable to the redemption date.

TAX GROSS UP:	Comparable to prior AT&T transactions.

TAX CALL:	Comparable to prior AT&T transactions.

ISIN:	XS1879223565

CUSIP:	00206R GE6

COMMON CODE:	187922356

LISTING:	AT&T intends to apply to list the Notes on the New York Stock Exchange.

FORM/CLEARING SYSTEMS:	Registered form only (not bearer). There will be a Global Note deposited with a common depositary for Euroclear Bank S.A./N.V. and Clearstream Banking S.A.

STABILIZATION:	FCA/ICMA

DAY COUNT FRACTION:	ACTUAL/ACTUAL (ICMA), following, unadjusted

RATINGS:	Moody’s: Baa2 (Stable) S&P: BBB (Stable) Fitch: A- (Stable)

JOINT BOOKRUNNERS:	Barclays Bank PLC, Credit Suisse Securities (Europe) Limited and RBC Europe Limited Banco Bilbao Vizcaya Argentaria, S.A., SMBC Nikko Capital Markets Limited and Société Générale

REFERENCE DOCUMENT:	Prospectus Supplement, dated September 6, 2018; Prospectus, dated February 25, 2016

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BARCLAYS BANK PLC AT 1-888-603-5847 (TOLL FREE), CREDIT SUISSE SECURITIES (EUROPE) LIMITED AT +44 (0) 20 7888 4021 AND RBC EUROPE LIMITED AT 1-866-375-6829 (TOLL FREE).

MIFID II PROFESSIONALS / ECPS-ONLY / NO PRIIPS KID – MANUFACTURER TARGET MARKET (MIFID II PRODUCT GOVERNANCE) IS ELIGIBLE COUNTERPARTIES AND PROFESSIONAL CLIENTS ONLY (ALL DISTRIBUTION CHANNELS). NO PRIIPS KEY INFORMATION DOCUMENT (KID) HAS BEEN PREPARED AS NOT AVAILABLE TO RETAIL IN EEA.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.